UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 16, 2016
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ELLIE MAE, INC.
(Exact name of registrant as specified in its charter)
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Delaware	001-35140	94-3288780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
4420 Rosewood Drive, Suite 500
Pleasanton, California 94588

(Address of principal executive offices, including Zip Code)
(925) 227-7000
Registrant's telephone number, including area code:
Not Applicable:
(Former name or former address, if changed since last report)
____________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 27, 2016, Ellie Mae, Inc. (the “Company”) filed a Current Report on Form 8-K disclosing that Mr. Edgar Luce, Executive Vice President and Chief Financial Officer, had notified the Company that day of his intention to resign from the position of Chief Financial Officer of the Company, effective as of April 1, 2017 (the “Effective Date”).
On November 16, 2016, the Board of Directors of the Company (the “Board”) appointed Mr. Matthew LaVay, the Company’s current Senior Vice President of Finance, to serve as the Company’s new Chief Financial Officer, as of the Effective Date, immediately following the effectiveness of Mr. Luce’s resignation.
Mr. LaVay, 47, has over 20 years of experience spanning a versatile background having worked in various accounting roles throughout his career. Since October 2014, Mr. LaVay has served as the Company’s Senior Vice President, Finance where he oversees finance, accounting, reporting and strategic planning. From May 2012 until August 2014, Mr. LaVay previously served as the Company’s Vice President, Corporate Controller. Prior to Mr. LaVay’s position at the Company, he served as Vice President Corporate Controller at Taleo Corporation from October 2011 until April 2012. Prior to Taleo Corporation, he was Corporate Controller and Senior Director of Finance at Scientific Learning from July 2010 to October 2011. Mr. LaVay began his career with Arthur Andersen LLP in 1991 as an auditor and subsequently held positions of increasing responsibility rising to Audit Manager. After Arthur Anderson LLP, Mr. LaVay then held positions of increasing responsibility at PeopleSoft, Inc., SalesForce.com and Thomas Weisel Partners. Mr. LaVay holds a Bachelor degree in Management from Georgia Institute of Technology as well as a Master of Accounting degree from Georgia State University. In addition, he is a certified public accountant.
Mr. LaVay’s compensation in connection with his role as Chief Financial Officer has not yet been determined, and will be set by the Company’s Compensation Committee at a later date, at which time the Company will file an amendment to this Current Report on Form 8-K to disclose the material terms. In connection with his appointment, the Company anticipates that Mr. LaVay will enter into the Company’s standard form of indemnification agreement for directors and executive officers, a copy of which was previously filed as Exhibit 10.3 to the Company’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on August 5, 2010, and is incorporated herein by reference as well as the Company’s standard form of change of control severance agreement for executive officers, a copy of which was previously filed as Exhibit 10.5 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2015, and is incorporated herein by reference.

Mr. LaVay does not have any family relationships with any director, executive officer, or any person nominated to become a director or executive officer, of the Company and there are no arrangements or understandings between Mr. LaVay and any other person pursuant to which Mr. LaVay was appointed as Chief Financial Officer of the Company. There are no transactions in which Mr. LaVay had or will have an interest that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.
On November 16, 2016, the Board, at the recommendation of the Nominating and Corporate Governance Committee of the Board, approved the amendment and restatement of the Company’s Amended and Restated Bylaws (the “Amended and Restated Bylaws”), effective November 16, 2016, to implement “proxy access” rights for eligible stockholders, among other amendments (the “Amendments”). The Amendments were undertaken in response to the approval of a non-binding stockholder proposal to adopt proxy access by the Company’s stockholders at its annual meeting of stockholders held on May 25, 2016.
As amended, Article II, Section 2.17 of the Amended and Restated Bylaws generally permits an eligible stockholder, or a group of up to 20 stockholders, that has continuously owned at least three percent of the Company’s outstanding shares of capital stock for three years to include in the Company’s proxy materials director nominations of up to the greater of two directors and 20% of the Board, subject to the terms and conditions specified in the Amended and Restated Bylaws. The Company sought the input of a number of its stockholders regarding this new proxy access framework and the related terms and engaged in discussions with stockholders prior to adopting the Amended and Restated Bylaws.
The Amended and Restated Bylaws also include administrative changes to provisions in Article II, Section 2.5, relating to stockholder nominations and other stockholder business to make the Amended and Restated Bylaws consistent with the new provisions in Article II, Section 2.17, regarding proxy access.
The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated Bylaws, a copy of which is attached as Exhibit 3.1 hereto and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

3.1	Amended and Restated Bylaws of Ellie Mae, Inc., as of November 16, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 21, 2016	Ellie Mae, Inc. By: /s/ Brian Brown Brian Brown Senior Vice President, General Counsel and Secretary